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                                                                     EXHIBIT 3.4


                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                              ALLSTAR SYSTEMS, INC.

         PURSUANT to the provisions of Sections 141, 222 and 242 of the Delaware General Corporation Law (the "DGCL"), Allstar Systems, Inc., a corporation duly organized and existing under the DGCL (the "Corporation"), does hereby certify that:

         I. The Board of Directors of the Corporation (the "Board"), by the unanimous written consent of its members filed with the minutes of the Board, adopted a resolution proposing and declaring advisable an amendment to the Certificate of Incorporation of the Corporation (the "Amendment").

         II. Thereafter, the Amendment set forth below was duly adopted by the stockholders of the Corporation in accordance with Section 242 of the DGCL at an annual meeting of stockholders.

         III. Article 1 of the Certificate of Incorporation of the Corporation is deleted and replaced in its entirety as follows:

                                   "ARTICLE 1
                                      NAME

                  The name of the corporation is I-Sector Corporation (the "Corporation")."

         IV. That this Certificate of Amendment shall be effective on July 12, 2000 at 9:00 a.m. Eastern Daylight Savings Time.

         IN WITNESS WHEREOF Allstar Systems, Inc. has caused this certificate to be executed by Donald R. Chadwick, its authorized officer, on this 10th day of July 2000.


                                             ALLSTAR SYSTEMS, INC.


                                             By: /s/ DONALD R. CHADWICK
                                                --------------------------------
                                                 Donald R. Chadwick
                                                 Secretary